STRATEGIC REALTY TRUST

400 S. El Camino Real
Suite 1100
San Mateo, CA 94402
650-343-9300
SRTREIT.com

SHAREHOLDER NEWSLETTER

May 16, 2016


FOR LEASE
3032 WILSHIRE BOULEVARD
CBRE

Important Dates

Most Recent 10Q Filing 5/16/2016
Next 10Q Filing 8/14/2016

Next Shareholder Newsletter 8/14/2016

Last Distribution Payment 4/29/2016
Next Distribution Payment * 7/29/2016

* If declared by the Board of Directors

Dear Fellow Shareholder,

We are excited about the future for Strategic Realty Trust as we continue to make progress with the Company's strategic plan, which is to:

- Build a core portfolio of high quality urban retail properties with solid growth prospects and strong predictable cash flows with visible value appreciation characteristics.
- Build a value-add joint venture platform to provide higher returns and to create scale for the Company.

Core Urban Retail Portfolio

In the first quarter we entered into a contract to acquire a storefront retail property in San Francisco. The property consists of five retail stores located in a mixed-use development with a major supermarket, residential condominiums above and a dedicated parking garage in the NOPA district of San Francisco. The property is 100% leased today at rents that, we believe, are below market which provides the possibility of strong income growth at the expiration of the current leases. The property's desirable high density location should provide higher rents and multiple re-leasing opportunities in the future.

We are also in contract to acquire a portfolio of three retail properties in the Hayes Valley neighborhood of San Francisco near the Civic Center. These properties are new construction retail storefronts under new residential condominiums. Hayes Valley is an exciting part of the City and has, in recent years, become a highly desirable retail and residential neighborhood. We believe these properties represent fantastic high demand locations with great tenants and strong prospects for rent growth. Of course, as is the case with all real estate transactions, there is a chance that these may not close.

Core Urban Retail Portfolio

In the first quarter of 2016 we acquired two high quality urban retail properties in Southern California. We acquired a site on Sunset Boulevard in the Hollywood neighborhood of Los Angles to build a 38,000 square foot store for Gelson's Markets, a regional high-end supermarket chain with 18 locations throughout Southern California. We also acquired a 9,300 square foot retail property on Wilshire Boulevard in Santa Monica, CA. This property is a former bank and will be renovated and released to new retail and restaurant users.

All are outstanding urban locations with high traffic and desirable population and income demographics. These core investments clearly fit our strategy to build a core portfolio of high quality urban retail and street retail properties with strong locations and solid growth prospects with visible value appreciation characteristics.



Asset Sales

In April we sold Bloomingdale Hills Shopping Center in Tampa, FL. The property was a Wal-Mart anchored center and was 95% leased. The sales price was $9.2 million and matched our most recent appraised value. At this time we do not have any other major assets on the market for sale.

Value –Add Joint Venture Platform

In the most recent Joint Venture, SGO Retail MN, you may recall we acquired a portfolio of 16 properties in Minnesota and North Dakota. Our business plan called for us to sell 6 of the assets early on as they were either stabilized (fully leased) or did not fit our goals. We have closed on the first two sales, Lakeville Center in Lakeville, MN and Jamestown Business Center in Jamestown, ND. Lakeville was fully leased and Jamestown Business Center was a mixed use office and retail property that was also stabilized. We are pleased with the prices for both and will be reporting a profit on these in the second quarter. We are now under contract to sell two additional properties at attractive prices. Our cash flow from these ventures for the first quarter was again strong and on target.

We are very pleased with our overall progress. As the largest shareholder, our goals are aligned with yours and we will continue to work diligently to create shareholder value. Please visit our website www.srtreit.com as we post a new newsletter every quarter and you can directly access any of our public filings with the SEC.

Sincerely,
Strategic Realty Trust

Andrew Batinovich
CEO

Strategic Realty Trust is a non-traded real estate investment trust and is focused on building a portfolio of high quality urban and street retail properties in the major west coast markets. In addition, the Company has an active value-add joint venture platform with institutional partners. Strategic Realty Trust and affiliates own 30 properties with over 2,250,000 square feet. For more information please visit the Company's website at www.srtreit.com. The Company is advised by SRT Advisors, LLC an affiliate of Glenborough, LLC. Glenborough also acts as the Company's property manager. For more information please visit Glenborough's website at www.glenborough.com.